Exhibit 99.1

MusclePharm Corp. Statement on SEC Settlement

DENVER, Colo. – September 8, 2015 -- MusclePharm Corporation (OTCQB: MSLP), a scientifically driven, performance-lifestyle sports nutrition company, today announced approval of the final settlement with the United States Securities and Exchange Commission, as was announced by the SEC earlier today.

The SEC investigation had focused on disclosure and internal control deficiencies dating from 2010-2013 which have since been revised. The company during 2014 amended its filings making expanded disclosures which principally relate to executive perquisites and related-party transactions, and has received voluntary repayment of certain amounts from current and former executives for which inadequate supporting documentation of business purpose was available. In connection with the settlement, MusclePharm neither admitted nor denied the allegations. The settlement provides for a civil monetary penalty in the amount of $700,000 of which approximately $400,000 has already been paid into escrow by the company, but does not impose any restrictions on MusclePharm’s business activities. MusclePharm agreed as part of the settlement to retain an independent consultant mutually acceptable to the company and the SEC in connection with review of compliance and disclosure matters for a 12-month period.

Brad Pyatt, the company’s chief executive officer, and former audit committee chair Donald Prosser settled related proceedings without admitting or denying the allegations and agreed to pay separate civil monetary penalties. Former chief financial officers L. Gary Davis and Lawrence Meer also settled similar proceedings.

“MusclePharm has previously instituted new and expanded disclosure controls and procedures that addressed many of the issues described in the SEC order,” a MusclePharm spokesman said. “The company is pleased with the outcome of the proceedings and looks forward to putting this behind it.”

Contact

Sitrick and Company

Seth Lubove, (310) 788-2850

slubove@sitrick.com

Source: MusclePharm Corporation